As filed with the Securities and Exchange Commission on July 11, 2017

Registration Nos. 2-77590
2-95258
033-00661
333-54560
333-105527
333-130382
333-174783
333-189384

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 2-77590
Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 2-95258
Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 033-00661
Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-54560
Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-105527
Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-130382
Post-Effective Amendment No. 2 to Form S-8, Registration Statement No. 333-174783
Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-189384

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

KATE SPADE & COMPANY
(Exact name of registrant as specified in its charter)

Delaware	13-2842791
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

2 Park Avenue
New York, New York 10016
(212) 354-4900
(Address, including zip code, and telephone number, including area code, of principal executive offices)

LIZ CLAIBORNE, INC. 1981 STOCK OPTION PLAN
LIZ CLAIBORNE SAVINGS PLAN
LIZ CLAIBORNE, INC. 1984 STOCK OPTION PLAN
LIZ CLAIBORNE, INC. 2000 STOCK INCENTIVE PLAN
LIZ CLAIBORNE, INC. 2002 STOCK INCENTIVE PLAN
LIZ CLAIBORNE, INC. 2005 STOCK INCENTIVE PLAN
LIZ CLAIBORNE, INC. 2011 STOCK INCENTIVE PLAN
FIFTH & PACIFIC COMPANIES, INC. 2013 STOCK INCENTIVE PLAN
(Full titles of plans)

Timothy Michno
Senior Vice President – General Counsel and Secretary
Kate Spade & Company
2 Park Avenue
New York, New York 10016
(212) 354-4900
(Name and address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Thomas Linko Senior Vice President, Chief Financial Officer Kate Spade & Company 2 Park Avenue New York, New York 10016 (212) 354-4900	Robert B. Schumer Justin G. Hamill Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019 (212) 373-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (do not check if a smaller reporting company)	Smaller reporting company ☐	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (the “Post-Effective Amendments”) are being filed by Kate Spade & Company, a Delaware corporation (the “Registrant”), to withdraw and remove from registration all shares of the Registrant’s common stock, $1.00 par value per share (the “Shares”) remaining unissued and unsold under the following Registration Statements on Form S-8, in each case as amended by any post-effective amendments thereto (each, a “Registration Statement”, and collectively, the “Registration Statements”) filed by the Registrant with the Securities and Exchange Commission (the “SEC”):

•	Registration Statement No. 2-77590, filed on May 19, 1982, registering the offer and sale of 200,000 of the Registrant’s Shares, issuable pursuant to the Liz Claiborne, Inc. 1981 Stock Option Plan;

•
Registration Statement No. 2-95258, filed on January 11, 1985, registering the offer and sale of 414,507 of the Registrant’s Shares and 10,000,000 participation interests in the Liz Claiborne Savings Plan, issuable pursuant to the Liz Claiborne Savings Plan;

•
Registration Statement No. 033-00661, filed on October 4, 1985, registering the offer and sale of 1,000,000 of the Registrant’s Shares, issuable pursuant to the Liz Claiborne, Inc. 1984 Stock Option Plan;

•
Registration Statement No. 333-54560, filed on January 29, 2001, registering the offer and sale of 5,000,000 of the Registrant’s Shares, issuable pursuant to the Liz Claiborne, Inc. 2000 Stock Incentive Plan;

•
Registration Statement No. 333-105527, filed on May 23, 2003, registering the offer and sale of 9,000,000 of the Registrant’s Shares, issuable pursuant to the Liz Claiborne, Inc. 2002 Stock Incentive Plan;

•
Registration Statement No. 333-130382, filed on December 16, 2005, registering the offer and sale of 5,000,000 of the Registrant’s Shares, issuable pursuant to the Liz Claiborne, Inc. 2005 Stock Incentive Plan;

•
Registration Statement No. 333-174783, filed on June 8, 2011, registering the offer and sale of 3,000,000 of the Registrant’s Shares, issuable pursuant to the Liz Claiborne, Inc. 2011 Stock Incentive Plan (the “2011 Plan”), as amended by the Post-Effective Amendment No. 1, filed on June 21, 2013 (File no. 333-186094); and

•
Registration Statement No. 333-189384, filed on June 17, 2013, registering the offer and sale of an aggregate of 9,737,787 of the Registrant’s Shares, issuable pursuant to the Fifth & Pacific Companies, Inc. 2013 Stock Incentive Plan.

On May 7, 2017, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Coach, Inc., a Maryland corporation (“Parent”), and Chelsea Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Purchaser”).

Pursuant to the Merger Agreement, Purchaser commenced a tender offer (the “Offer”) on May 26, 2017 to acquire any and all of the Registrant’s Shares for $18.50 per Share, net to the seller in cash, without interest thereon (the “Offer Price”) and less any applicable withholding taxes. The Offer expired at 5:00 p.m. New York City time on July 10, 2017 (the “Expiration Time”) and all conditions were satisfied. Broadridge Corporate Issuer Solutions, Inc., in its capacity as depositary and paying agent for the Offer, advised the Registrant and Purchaser that, as of the Expiration Time, 74.92% of the outstanding Shares was validly tendered and not properly withdrawn pursuant to the Offer. On July 11, 2017, Purchaser accepted for purchase and payment all such Shares validly tendered and not properly withdrawn pursuant to the Offer prior to the Expiration Time and made payment for such Shares.

On July 11, 2017, as a result of its acceptance of, and payment for, the Shares tendered in the Offer, Purchaser acquired a sufficient number of Shares to complete the merger of Purchaser with and into the Registrant (the “Merger”) without a vote of the stockholders of the Registrant pursuant to Section 251(h) of the Delaware General Corporation Law (the “DGCL”). Accordingly, following the consummation of the Offer, Parent and Purchaser effected the Merger pursuant to Section 251(h) of the DGCL with the Registrant continuing as the surviving corporation in the Merger and thereby becoming a wholly-owned subsidiary of Parent. At the effective time of the Merger, each Share (other than Shares owned by (i) Parent, the Registrant (including Shares held in treasury) or any of their wholly-owned subsidiaries, which Shares were cancelled and ceased to exist or (ii) any person who is entitled to and properly demands statutory appraisal of his, her or its Shares under Delaware law) was converted into the right to receive an amount in cash equal to the Offer Price, less any applicable withholding taxes.

In addition, on July 12, 2017, the New York Stock Exchange intends to file Form 25 to delist the Registrant’s Shares.  The Registrant intends to file Form 15 to terminate registration under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and its duty to file reports under Sections 13 and 15(d) of the Exchange Act.

As a result of the Merger, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statements. Accordingly, the Registrant hereby terminates the effectiveness of each Registration Statement and, in accordance with an undertaking made by the Registrant in Part II of each Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities of the Registrant registered but unsold under the Registration Statements as of the effective time of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused the Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, State of New York, on July 11, 2017.

KATE SPADE & COMPANY

By:	/s/ George M. Carrara
	Name:	George M. Carrara
	Title:	President and Chief Operating Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.